Exhibit 10.1
[WEC Energy Group Letterhead]

October 21, 2020

Mr. Gale Klappa
[ADDRESS]
[ADDRESS]

Dear Gale:
This letter confirms that you and the Board have agreed that you will continue to serve as Executive Chairman of WEC Energy Group until May 2024. Your compensation for this role will be determined in the same manner and subject to the same timing as the Compensation Committee utilizes for all other Named Executive Officers of the Company.
You will be eligible to participate in all other benefits available to other senior executives of the company. All benefits that are defined in plan documents are subject to all of the terms in those documents, which supersede any other description(s). Management reserves the right in its discretion to change or terminate all current benefit plans or practices and other policies and procedures, and your employment would be considered at-will.
Lastly, I would be remiss not to mention that your continuing service as a member of the Board will, of course, remain subject to annual Board nomination and shareholder approval.
Gale, your significant industry knowledge and long history in senior strategic roles with WEC will help ensure the Company’s future success. We look forward to your continued leadership.
Sincerely,
/s/ Ulice Payne, Jr.
Ulice Payne, Jr.
Chair, WEC Energy Group Compensation Committee

Acknowledged and Accepted:

/s/ Gale E. Klappa                        10/21/20
Gale E. Klappa                            Date